UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013 (May 9, 2013)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 NW 4th Street
Gainesville, Florida	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below.  The discussion is qualified in its entirety by the full text of the agreement, which is attached to this Current Report on Form 8-K as an exhibit.

On May 9, 2013, with an effective date  as of April 1, 2013, Quick-Med Technologies, Inc. (the “Company” or "we") and VIRIDIS BioPharma Pvt. Ltd.   entered into a Patent and Technology License Agreement (the "Agreement") to license our proprietary Nimbus® intellectual property.

Under the Agreement, we grant Viridis exclusive rights to use our proprietary Nimbus intellectual property in hydrophilic polyurethane foam for wound care applications and for securing intravenous tubings and catheters on products sold in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Russia and their territories and possessions.

In consideration for the execution of the Agreement, Viridis will pay a royalty of 7.5% on net sales for each product. The Agreement shall continue to be in effect for a term of five years from the effective date, unless terminated earlier for breach or bankruptcy.

The Agreement is in addition to the Patent and Technology License Agreement of July 26, 2010 (including Amendments 1-3) (“2010 Patent Agreement”).  We also entered into a fourth amendment of the 2010 Patent Amendment on May 9, 2013 that extended the term of the 2010 Patent Agreement to March 31, 2018

There are no material relationships between the Company or its affiliates and any of the parties to the Agreement, other than with respect to this Agreement and the Agreement dated July 26, 2010 with amendments 1-4.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits.

Exh. No.	Description

10.1	Patent and License Agreement by and between Quick-Med Technologies, Inc. and VIRIDIS BioPharma Pvt. Ltd. effective as of April 1, 2013.

10.2	Amendment No. 4 to Patent and License Agreement by and between Quick-Med Technologies, Inc. and VIRIDIS BioPharma Pvt. Ltd. dated May 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: May 17, 2013
/s/ Paul Jenssen
Paul Jenssen, Chief Financial Officer